Exhibit 99.1

AEGERION PHARMACEUTICALS ANNOUNCES

FOURTH-QUARTER AND YEAR-END 2012 FINANCIAL RESULTS

- Promising early progress in Commercial Launch of JUXTAPID™ (lomitapide) Capsules

Cambridge, MA, March 6, 2013 - Aegerion Pharmaceuticals, Inc. (NASDAQ: AEGR), a biopharmaceutical company dedicated to the development and commercialization of innovative, life-altering therapies for patients with debilitating, often fatal rare diseases, announced its financial results and business highlights for the fourth-quarter and year-ended December 31, 2012.

As the company previously announced, JUXTAPID was approved by the U.S. Food and Drug Administration (FDA) in December 2012 as an adjunct to a low-fat diet and other lipid-lowering treatments, including LDL apheresis where available, to reduce low-density lipoprotein cholesterol (LDL-C), total cholesterol (TC), apolipoprotein B (apo B) and non-high-density-lipoprotein cholesterol (non-HDL) in patients with HoFH.

“2012 was an important year for Aegerion, and more importantly, for HoFH patients,” said Marc D. Beer, Chief Executive Officer. “Following FDA approval, we are focused on strong commercial execution. We are very pleased with the early acceptance of JUXTAPID with over 400 REMS trained physicians and 85 prescriptions globally to date. The initial ramp of our commercial launch is on track to achieve our previously stated guidance of 250-300 patients globally on therapy by the end of 2013.”

“The work needed to achieve our commitment to bring this important therapy to HoFH patients globally continues. We expect a mid-year decision on JUXTAPID in the European Union, and are simultaneously driving our development activities in the pediatric and Japanese HoFH patient populations with planned or ongoing nonclinical and clinical studies. In addition, we are building infrastructure in key markets that allow for sales of JUXTAPID on a named patient sales basis following FDA approval. We are executing on our plan to deliver JUXTAPID to HoFH patients in need.”

Financial Results

For the fourth-quarter ended December 31, 2012, net loss was $21.8 million, or $0.86 per share, compared with a net loss of $13.9 million, or $0.66 per share, for the same period in 2011. For the year-ended December 31, 2012, net loss was $62.3 million, or $2.64 per share, compared with a net loss of $39.5 million, or $2.03 per share, for the same period in 2011.

Research and development expenses were $8.6 million for the quarter ended December 31, 2012, compared to $8.4 million for the same period in 2011. Research and development expenses were $25.2 million for the year ended December 31, 2012, compared to $24.4 million for the same period in 2011. The increase in research and development expenses in the fourth quarter and full year of 2012 over the comparable periods in 2011 was primarily related to increased headcount required to support the Company’s regulatory and medical affairs activities, as well as costs for production validation runs, partially offset by decreases in clinical trial expenses related to trials which had been substantially completed in 2011.

Selling, general and administrative expenses were $13.1 million for the quarter ended December 31, 2012, compared to $4.3 million for the same period in 2011. Selling, general and administrative expenses were $34.1 million for the year ended December 31, 2012, compared to $14.0 million for the same period in 2011. The increases in selling, general and administrative expenses in the fourth-quarter and full-year 2012 over the comparable periods in 2011 were primarily related to costs of increased headcount to support the planned commercial launch of JUXTAPID and in administrative functions.

Cash, cash equivalents and marketable securities totaled $82.2 million as of December 31, 2012, compared to $73.2 million as of December 31, 2011.

Financial Guidance

Aegerion expects total operating expenses, excluding stock-based compensation expense, to be between $75 and $85 million in 2013. In addition, Aegerion confirmed the following previously stated financial guidance:

•	Aegerion expects global net revenues of $15 million to $25 million for FY 2013 with 250 to 300 patients on JUXTAPID therapy globally by year-end 2013.

•	In the second half of 2014, the Company expects to:

•	generate global net revenue at a $100 million annualized run rate; and

•	achieve cash flow breakeven from operations.

Conference Call Details

Aegerion will hold a conference call to discuss its financial results, business highlights and outlook today, Wednesday, March 6, 2013 at 8:30 a.m. EST. In addition, the Company will answer questions concerning business and financial developments and trends, and other matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

To listen to the conference call, dial (866) 516-3002 (international callers dial (760) 298-5082). In addition, the presentation will be webcast live, and may be accessed for up to 14 days following the call, by visiting the “Investors” section of Aegerion’s website, www.aegerion.com. An accompanying slide presentation also can be accessed via the “Investors” section of the Aegerion website.

About JUXTAPID™ (lomitapide) capsules

JUXTAPID was approved by the U.S. FDA in December 2012 as an adjunct to a low-fat diet and other lipid-lowering treatments, including LDL apheresis where available, to reduce low-density lipoprotein cholesterol (LDL-C), total cholesterol (TC), apolipoprotein B (apo B) and non- high-density-lipoprotein cholesterol (non-HDL) in patients with HoFH.

Important Safety Information, including BOXED WARNING:

WARNING: RISK OF HEPATOTOXICITY

JUXTAPID can cause elevations in transaminases. In the JUXTAPID clinical trial, 10 (34%) of the 29 patients treated with JUXTAPID had at least one elevation in alanine aminotransferase (ALT) or aspartate aminotransferase (AST) > 3x upper limit of normal (ULN). There were no concomitant clinically meaningful elevations of total bilirubin, international normalized ratio (INR), or alkaline phosphatase.

JUXTAPID also increases hepatic fat, with or without concomitant increases in transaminases. The median absolute increase in hepatic fat was 6% after both 26 and 78 weeks of treatment, from 1% at baseline, measured by magnetic resonance spectroscopy. Hepatic steatosis associated with JUXTAPID treatment may be a risk factor for progressive liver disease, including steatohepatitis and cirrhosis.

Measure ALT, AST, alkaline phosphatase, and total bilirubin before initiating treatment and then ALT and AST regularly as recommended. During treatment, adjust the dose of JUXTAPID if the ALT or AST are >3x ULN. Discontinue JUXTAPID for clinically significant liver toxicity.

Because of the risk of hepatotoxicity, JUXTAPID is available only through a restricted program under a Risk Evaluation and Mitigation Strategy (REMS) called the JUXTAPID REMS Program.

CONTRAINDICATIONS

•	Pregnancy

•	Concomitant administration of moderate or strong CYP3A4 inhibitors

•	Moderate or severe hepatic impairment or active liver disease including unexplained persistent elevations of serum transaminases

WARNINGS AND PRECAUTIONS

JUXTAPID can cause elevations in transaminases and hepatic steatosis. Although cases of hepatic failure have not been reported, there is concern that JUXTAPID could induce steatohepatitis, which can progress to cirrhosis over several years. Modify the dose of JUXTAPID if elevations of transaminases are observed and discontinue JUXTAPID for persistent or clinically significant elevations. If transaminase elevations are accompanied by clinical symptoms of liver injury, increases in bilirubin ≥2x ULN, or active liver disease, discontinue treatment with JUXTAPID and identify the probable cause. Use JUXTAPID with caution when co-administered with agents known to be hepatotoxic. Alcohol may increase levels of hepatic fat and induce or exacerbate liver injury.

Measure ALT, AST, alkaline phosphatase, and total bilirubin before initiating treatment. During the first year, measure liver-related tests (ALT and AST at a minimum) prior to each increase in dose or monthly, whichever occurs first. After the first year, do these tests at least every 3 months and before any increase in dose.

Females of reproductive potential should have a negative pregnancy test before starting JUXTAPID and should use effective contraception during therapy with JUXTAPID.

Given its mechanism of action in the small intestine, JUXTAPID may reduce the absorption of fat-soluble nutrients. Patients treated with JUXTAPID should take daily supplements that contain 400 international units vitamin E and at least 200 mg linoleic acid, 210 mg alpha-linolenic acid (ALA), 110 mg eicosapentaenoic acid (EPA), and 80 mg docosahexaenoic acid (DHA).

Gastrointestinal adverse reactions are common and may lead to treatment discontinuation. To reduce the risk of gastrointestinal adverse reactions, patients should adhere to a low-fat diet supplying less than 20% of energy from fat and the dosage of JUXTAPID should be increased gradually.

Combination with CYP3A4 inhibitors increases exposure to lomitapide. Strong and moderate CYP3A4 inhibitors should not be used with JUXTAPID. JUXTAPID dosage should not exceed 30 mg daily when used concomitantly with weak CYP3A4 inhibitors.

Due to risk of myopathy associated with simvastatin or lovastatin, doses of these agents should be limited when co-administered with JUXTAPID.

JUXTAPID increases the plasma concentrations of warfarin. Increases or decreases in the dose of JUXTAPID may lead to supra- or subtherapeutic anticoagulation, respectively. Patients taking warfarin should undergo regular monitoring of the INR, especially after any changes in JUXTAPID dosage.

Avoid use of JUXTAPID in patients with rare hereditary disorders of galactose intolerance.

ADVERSE REACTIONS

The most common adverse reactions were gastrointestinal, reported by 27 (93%) of 29 patients. Adverse reactions reported by ≥8 (28%) patients in the HoFH clinical trial included diarrhea, nausea, vomiting, dyspepsia and abdominal pain. Other common adverse reactions, reported by 5 to 7 (17-24%) patients, included weight loss, abdominal discomfort, abdominal distension, constipation, flatulence, increased ALT, chest pain, influenza, nasopharyngitis, and fatigue.

About Aegerion Pharmaceuticals

Aegerion Pharmaceuticals is a biopharmaceutical company dedicated to the development and commercialization of innovative, life-altering therapies for patients with debilitating, often fatal, rare diseases. Our first approved product, JUXTAPID, is an oral once-daily capsule that offers a new treatment option to patients with homozygous familial hypercholesterolemia (HoFH) – a severe lipid disorder. For more information about the company, please visit www.aegerion.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the commercialization of JUXTAPID in the U.S.; the potential for JUXTAPID as a treatment for HoFH; forecasts as to the number of patients expected to be on therapy at the end of 2013; the possibility of named patient sales and other expanded access use of lomitapide outside the US; the potential for and possible timing of approval of JUXTAPID in the E.U.; planned nonclinical and clinical development activities directed at pediatric and Japanese HoFH patient populations, and the potential for future opportunities for expansion in those areas, and expectations as to future financial results, including operating expenses, net revenues, annual revenue run rate and cash flow break-even. These forward-looking statements are neither promises nor guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other factors: the risk that JUXTAPID may not gain market acceptance or that market acceptance may be lower than expected; the risk that the actual number of patients with HoFH may be lower than expected; the risk that the restrictions imposed by the regulatory authorities or the side effect profile or the impact of competitive products may limit the potential of JUXTAPID; the risk that payers may decide not to provide reimbursement for JUXTAPID, or may impose restrictions that hinder reimbursement; the risk that regulatory authorities in the E.U. or other countries outside the U.S. may not be satisfied with the efficacy or safety profile of JUXTAPID or our proposed risk management plan; the risk that we do not receive approval of JUXTAPID in the E.U. or other countries outside the U.S. on a timely basis, or at all; the risk that we are not able to generate the level of named patient sales in countries outside the U.S. that we expect; the risk that technical hurdles may delay initiation of future clinical trials; the risk of unexpected results in use of our commercial product or during our additional nonclinical or clinical development work with JUXTAPID; the risk of unexpected manufacturing issues affecting future supply; the risk that we may incur unanticipated expenses in connection with our activities; and the other risks inherent in commercialization, drug development and the regulatory approval process.

For additional disclosure regarding these and other risks we face, see the disclosure contained in the “Risk Factors” section of Aegerion’s Current Report on Form 8-K filed on January 10, 2013, and our other public filings with the Securities and Exchange Commission, available on the SEC’s website at http://www.sec.gov. We undertake no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.

CONTACT:

Aegerion Pharmaceuticals, Inc.

Amanda Murphy

Manager, Investor Relations

(857) 242-5024

Aegerion Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2 012	2 011
Operating Expenses:
Research and development	$8,558	$8,363	$25,164	$24,433
Selling, general and administrative	13,054	4,345	34,077	13,966
Restructuring costs	(11)	912	1,366	912

Total operating expenses	21,601	13,620	60,607	39,311

Loss from operations	(21,601)	(13,620)	(60,607)	(39,311)
Interest expense	(205)	(335)	(937)	(1,114)
Interest income	46	44	162	209
Other income/(expense), net	(39)	—	(883)	748

Net loss	$(21,799)	$(13,911)	$(62,265)	$(39,468)

Net loss per common share - basic and diluted	$(0.86)	$(0.66)	$(2.64)	$(2.03)

Weighted-average shares outstanding - basic and diluted	25,418	21,179	23,563	19,409

The Company has reclassified certain prior period amounts to conform to the current period presentation. In 2012, the Company began allocating certain overhead costs across its functional areas and as a result reclassified certain amounts in the prior year from selling, general and administrative expenses to research and development expenses.

Aegerion Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2012	December 31, 2011
Cash, cash equivalents and marketable securities	$82,177	$73,163
Prepaid expenses and other current assets	1,571	914
Restricted cash	105	105
Property and equipment, net	1,143	526
Other assets	93	860

Total assets	$85,089	$75,568

Accounts payable and accrued expenses	$13,904	$7,525
Current portion of long-term debt	3,022	1,875
Long-term debt	7,589	8,125
Other noncurrent liabilities	173	842

Total liabilities	24,688	18,367
Total stockholders’ equity	60,401	57,201

Total liabilities and stockholders’ equity	$85,089	$75,568